[Missing Graphic Reference]	William J. Evers Vice President, Corporate Counsel
213 Washington Street, 15th Floor Newark, NJ 07102-3777 Tel 973 802-3716 william.evers@prudential.com

August 27, 2014

Pruco Life Insurance Company
213 Washington Street
Newark, NJ 07102

RE:           Pruco Life Insurance Company (“Registrant”)
Registration Statement on Form S-3
File No. 333-_______

Dear Sir/Madam:

In my capacity as Vice President and Corporate Counsel of The Prudential Insurance Company of America, I have reviewed the establishment of the Pruco Life Modified Guaranteed Annuity Account (the “Account”) by the Board of Directors of Pruco Life Insurance Company (“Pruco Life”) as a non-unitized separate account for assets applicable to certain market value adjustment annuity contracts, pursuant to the provisions of Section 20-2601 et seq. of the Arizona Insurance Code. I was responsible for the oversight of the preparation and review of certain Registration Statements on Form S-3 filed by Pruco Life in 2014 with the U.S. Securities and Exchange Commission under the Securities Act of 1933 for the registration of certain market value adjustment annuity contracts issued with respect to the Account.

I am of the following opinion: (1) Pruco Life was duly organized under the laws of Arizona and is a validly existing corporation; (2) the Account has been duly created and is validly existing as a non-unitized separate account pursuant to the provisions of Arizona law, and (3) the market value adjustment annuity contracts are legal and binding obligations of Pruco Life in accordance with their terms. In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ William J. Evers

William J. Evers